                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             InterVoice-Brite, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             INTERVOICE-BRITE, INC.
                             17811 WATERVIEW PARKWAY
                               DALLAS, TEXAS 75252

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 2001

                                   ----------

To the Shareholders of INTERVOICE-BRITE, INC.:

      The annual meeting of shareholders of InterVoice-Brite, Inc., a Texas corporation (the "Company"), will be held on Wednesday, June 27, 2001, at 10:00 a.m., local time, at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas, for the following purposes:

      1.    To elect the Board of Directors for the ensuing year; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed May 11, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 28, 2001 and the financial statements for such fiscal year are contained in the accompanying 2001 Annual Report. The 2001 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                        By order of the Board of Directors,


                                        David W. Brandenburg
                                        Chairman of the Board, President
                                        and Chief Executive Officer
Dallas, Texas
May 29, 2001

                             INTERVOICE-BRITE, INC.
                             17811 WATERVIEW PARKWAY
                               DALLAS, TEXAS 75252

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 2001

                                   ----------

                                  INTRODUCTION

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is May 29, 2001.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to David W. Brandenburg, Chairman of the Board, President and Chief Executive Officer, InterVoice-Brite, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

      Only holders of record of Common Stock at the close of business on May 11, 2001, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 33,180,483 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. The following table sets forth certain summary information with respect to the only two shareholders who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 24, 2001.

           Name and Address                         Number of Shares                Percent
           of Beneficial Owner                      Beneficially Owned              of Class
           -------------------                      ------------------              --------

           Daniel D. Hammond (1)
           17811 Waterview Parkway
           Dallas, Texas 75252                      2,180,742(2)                    6.57%

           Becker Capital Management, Inc.
           1211 S.W. Fifth Avenue
           Suite 2185
           Portland, Oregon 97204                   2,048,900(3)                    6.18%

(1) Mr. Hammond is the former Chairman of the Board and Chief Executive Officer of the Company. He is currently employed as Technical Advisor for the Company.

(2) Includes 977,600 shares not outstanding but subject to currently exercisable stock options, 3,778 shares held by his spouse and 342 shares in the Company's 401(k) Employee Savings Plan.

(3) According to a Schedule 13G dated January 29, 2001, Becker Capital Management, Inc. beneficially owns 2,048,900 shares, has the sole power to vote or direct the vote of 1,800,400 of such shares, and the sole power to dispose or direct the disposition of all 2,048,900 shares.

                        VOTING PROCEDURES AND TABULATION

         The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.

         Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any "broker non-votes" will have no effect on the election of directors.

                               EXECUTIVE OFFICERS

         Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, David W. Brandenburg, Chairman of the Board, President and Chief Executive Officer, is included under "Proposal 1. Election of Directors".

         ROB-ROY J. GRAHAM, age 48, is currently Chief Financial Officer and Secretary, positions he has held since August 1994; and Controller of the Company, a position he has held since August 1992. From April 1994 to May 2001, he held the position of Chief Accounting Officer.

         RAY S. NAEINI, age 50, is President and General Manager Network Solutions Division, a position he has held since December 2000. From July 1999 to December 2001, Mr. Naeini served as Executive Vice President - Global Network Business. From November 1998 to July 1999, he served as Executive Vice President of Global Products for Brite Voice Systems, Inc. ("Brite"). The Company acquired Brite during fiscal 2000. Mr. Naeini joined Brite in November 1995 as Vice President of Advanced Technologies and later served as Senior Vice President, General Manager of Network Products.

         ROBERT RITCHEY, age 54, is President and General Manager Enterprise Solutions Division, a position he has held since joining the Company in December 2000. Prior to joining the Company, from May 1999 to November 2000, Mr. Ritchey served as Vice President and General Manager of Notifier Integrated Systems, a subsidiary of Honeywell International, a provider of network based integration products to the electronic security and building controls industry. Before joining Notifier Integrated Systems, from July 1994 to May 1999 he served as Vice President General Manager for the Integrated Systems Division of Sensormatic Electronics, a company engaged in, among other things, access control, video products, CCTV systems, and integrated systems.

         H. DON BROWN, age 45, is Vice President - Human Resources, a position he has held since September 1995. From November 1994 to August 1995, Mr. Brown (Harold D. Brown) served as Director of Human Resources. From August 1992 to September 1994, he served as Manager of Human Resources for the Permian Basin business unit of Unocal Corporation, a company that produces and sells energy resources and specialty minerals.

         DEAN C. HOWELL, age 43, is Vice President and General Counsel, a position he has held since July 2000. From March 1996 to June 2000, he served as Vice President and Corporate Counsel, and from October 1992 to February 1996, as Legal Counsel.

         PHILLIP C. WALDEN, age 55, is Vice President - Manufacturing, a position he has held since July 1987.

         CAROL D. WINGARD, age 49, is Vice President of Marketing Communications, a position she has held since joining the Company in August 1998. Prior to joining the Company, Ms. Wingard served from July 1996 to August 1998 as Director of Marketing for DSC Communications, a company engaged in the manufacture and sale of telephone switches and other telephone equipment.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions presently constituting the Board is five.

         The five directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The five nominees for director are the current directors of the Company. During the fiscal year ended February 28, 2001, the Board of Directors held seven meetings. All members of the Board attended at least 75% of the meetings of the Board of Directors during the last fiscal year.

         The five nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the five nominees for director.

         DAVID W. BRANDENBURG, age 56, is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Brandenburg has held the position of Chief Executive Officer since June 2000, the position of Chairman of the Board since December 2000 and the position of President since February 2001. Mr. Brandenburg is also President of the Brandenburg Life Foundation, a position he has held since October 1996. From November 1997 to May 1998 Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. Prior thereto, Mr. Brandenburg served as President of the Company from July 1990 to December 1994. Mr. Brandenburg has served as a director since 1997 and from 1990 to 1995 during which he served as Vice Chairman of the Company from December 1994 to May 1995.

         JOSEPH J. PIETROPAOLO, age 45, is currently an independent consultant who has been providing financial consulting services since March 1998. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo has served as a director since 1989.

         GEORGE C. PLATT, age 60, is currently the President and Chief Executive Officer of Viewcast.com, a company engaged in video networking and internet video streaming, a position he has held since October 1999. From January 1991 to September 1999 Mr. Platt served as the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. Mr. Platt is a member of the Board of Directors of Viewcast.com and UniView Corp. Mr. Platt has served as a director since 1991.

         GRANT A. DOVE, age 72, is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. Mr. Dove currently serves as a director of Cooper Cameron Corp., INET Technologies, Intrusion.com and NetPliance, Inc. Mr. Dove has served as a director since 1997.

         STANLEY G. BRANNAN, age 51, is the Vice-Chairman of the Company, a position he has held since August 2000, and is the founder of Brite. Since June 2000, Mr. Brannan has also served as President of Brannan Ventures, LLC, a consulting company. He served as Chairman, Chief Executive Officer and President of Brite from its inception until resigning as President and Chief Executive Officer in December 1996. Mr. Brannan subsequently resigned as Chairman of the Board of Brite in January 1998. In November 1998, Mr. Brannan resumed his role as Chairman, Chief Executive Officer and President of Brite on an interim basis. The Company acquired all the outstanding stock of Brite during fiscal 2000. Mr. Brannan has served as a director since August 2000.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of May 24, 2001, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

                                                                                              Common Stock
                                                                                          Beneficially Owned (1)
                                                                                     --------------------------------
                                                                                        Number             Percent
Name                                                                                  of Shares           of Class
----                                                                                 ------------        ------------

Directors and Nominees for Director
    David W. Brandenburg .......................................................        1,103,291(2)             3.33%
    Joseph J. Pietropaolo ......................................................           12,000(3)                *
    George C. Platt ............................................................           54,700(3)                *
    Grant A. Dove ..............................................................           98,000(3)                *
    Stanley G. Brannan .........................................................          234,498(4)                *

Named Executive Officers (who are not a director or nominee named above)
    Daniel D. Hammond ..........................................................        2,180,742(5)             6.57%
    Rob-Roy J. Graham ..........................................................          303,354(6)                *
    Ray S. Naeini ..............................................................           49,999(6)                *
    Dean C. Howell .............................................................           82,361(6)                *
    H. Don Brown ...............................................................           55,451(6)                *

All Directors, Nominees for Director and Executive Officers
as a Group (12 persons) ........................................................        2,238,974(7)             6.75%

*     Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 212,896 shares held in Mr. Brandenburg's wife's IRA, and 256,000 shares not outstanding but subject to currently exercisable stock options.

(3) Shares are not outstanding but are subject to currently exercisable stock options, other than 34,000 shares held by Mr. Dove, and 10,700 shares held by Mr. Platt.

(4) Includes 5,434 shares held by members of Mr. Brannan's family, and 24,000 shares not outstanding but subject to currently exercisable stock options.

(5) Includes 977,600 shares not outstanding but subject to currently exercisable stock options, 3,778 shares held by his spouse and 342 shares held in the Company's 401(k) Employee Savings Plan. Mr. Hammond is an employee of the Company but no longer serves as an executive officer of the Company.

(6) Shares are not outstanding but are subject to currently exercisable stock options, other than 68,237 shares held directly by Mr. Graham and 318 shares held by him in the Company's 401(k) Employee Savings Plan, 8,294 shares held by Mr. Howell and 3,818 shares held by Mr. Brown.

(7) Includes 212,896 shares held in an IRA of a director's spouse, 28,351 shares directly held by members of a director's and an executive officer's family, 870,999 shares not outstanding but subject to currently exercisable stock options held by directors and executive officers, 12,918 shares not outstanding but subject to currently exercisable stock options held by an executive officer's spouse, and 318 shares held in the Company's 401(k) Employee Savings Plan. The number of shares excludes 2,180,742 shares beneficially owned by Mr. Hammond who no longer serves as an executive officer of the Company.

AUDIT COMMITTEE REPORT

         We have reviewed and discussed the Company's audited financial statements for the year ended February 28, 2001 with management and have discussed with Ernst & Young LLP, certified public accountants, the independent auditors and accountants for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

         We have been advised of the content of, and have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young, LLP its independence in connection with its audit of the Company's most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

         Joseph J. Pietropaolo, George C. Platt and Grant A. Dove comprised the audit committee. All are independent, as defined in Rule 4200(a)(14) of the NASDAQ Stock Market.

         The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A.

         The information in this Audit Committee report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these paragraphs by reference.

                                   Joseph J. Pietropaolo
                                   George C. Platt
                                   Grant A. Dove

COMPENSATION OF DIRECTORS

         All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $1,000 for each Board or committee meeting attended in person, and $500 for each Board meeting attended by phone conference. In addition, under the 1999 Stock Option Plan, each nominee for director who is not an employee of the Company and who is elected as a director at the annual meeting automatically will be granted a stock option to purchase 6,000 shares of Company stock, which options can be exercised commencing on the date of the 2001 annual meeting of shareholders. Pursuant to the 1999 Stock Option Plan, on June 28, 2000 each of Messrs. Pietropaolo, Brannan, Dove and Platt was granted an option to purchase 6,000 shares of Common Stock at the closing price on that date, $6.7345 per share, which options can be exercised commencing on the date of the 2001 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

         The Audit Committee, which held six meetings during fiscal 2001, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions include: (a) making recommendations on the selection of independent auditors; (b) reviewing the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) reviewing the results of those audits; (d) reviewing the organization and scope of the Company's internal system of audit and financial controls; (e) meeting periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meeting periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Joseph
J. Pietropaolo, Chairman, George C. Platt, and Grant A. Dove.

         The Compensation Committee, which held six meetings during fiscal 2001, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options and restricted stock under the 1999 Stock Option Plan, the 1998 Stock Option Plan and the Restricted Stock Plan. The Compensation Committee also administers the Employee Stock Purchase Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo, Stanley G. Brannan and Grant A. Dove.

         The Executive Committee, which did not meet during fiscal 2001, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its only current member is David W. Brandenburg, Chairman.

         The Nominating Committee, which did not meet during fiscal 2001, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Grant A. Dove, Chairman, and George C. Platt.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice-Brite, Inc.:

         COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, executive officers are offered compensation opportunities that are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.

         For fiscal 2001, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance, and (iii) long-term equity based incentives. All executive officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 2001. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the software and data/telecommunications industries. The Compensation Committee believes that compensation opportunities above the mid-point for its comparison group are appropriate based on the Company's above average long-term historical growth in revenue and earnings. As discussed below, the compensation opportunities are largely dependent upon the Company's ability to achieve its earnings and/or revenue targets.

         Generally, both cash bonus and equity-based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1996 through fiscal 2001. The Compensation Committee determined to put a greater emphasis on incentive compensation commencing with fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the compensation policy, the Company hired an independent compensation consultant for fiscal 2001. In this capacity, the consultant analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for software and data/telecommunications companies, particularly companies with sales of less than $500 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

         STOCK OWNERSHIP GUIDELINES. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of four times annual salary for the Chairman of the Board and Chief Executive Officer to one times annual salary for vice presidents who are not executive officers of the Company.

         Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines provide for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee monitors each executive's progress toward achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 2001 COMPENSATION.

         Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's executive officers at levels within the range of those persons holding comparable positions at other companies in the Company's comparison group. In establishing base salaries for executive officers, the Compensation Committee reviewed the compensation surveys provided by the compensation consultant. Annual salaries, including increases to salaries, for fiscal 2001 were reviewed and approved on the basis of the individual performance of the executive, as determined through an evaluation by the officer's immediate supervisor in consultation with the Company's executive management and by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels. Raises to annual base salaries for officers of the Company, including executive officers, for fiscal 2001, ranged from 0% to 23%. Most of the officers received a raise of between 4% and 8%.

         The Company entered into an employment agreement with the new Chairman of the Board, President and Chief Executive Officer of the Company, David W. Brandenburg, during fiscal 2001 which provided for a base salary of $300,000 for fiscal 2001. The base salary payable to Mr. Brandenburg under his new agreement for fiscal 2001 was approximately $40,000 less than the base salary payable to the Company's former Chief Executive Officer, Daniel D. Hammond. The Compensation Committee supports this salary level, which was less than the median base salary for chief executive officers in the Company's comparison group. See "Agreements with Executive Officers" for a discussion of the employment agreements with Mr. Brandenburg and, the Company's Chief Financial Officer and Secretary, Rob-Roy J. Graham.

         Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers contingent upon the achievement of certain earnings targets, revenue targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer, and the Chief Financial Officer and Secretary, were based on formulas designed to compensate such officers for any increases to revenues and earnings per share achieved for fiscal 2001. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company's annual earnings per share and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.

         The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 2001 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. A significant amount of the annual bonuses for these other executive officers was generally contingent upon the Company attaining a targeted annual sales objective determined by the Compensation Committee, which was achieved for fiscal 2001. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and expense containment. The aggregate of quarterly and annual bonuses paid to executive officers for fiscal 2001 ranged from approximately 0% to 69% of base salary.

         Pursuant to his employment agreement, the bonus payable to the Chairman of the Board, President and Chief Executive Officer rewards Mr. Brandenburg for increases to the Company's earnings per share and revenues. Specifically, Mr. Brandenburg's annual bonus opportunity is based 50% on earnings per share, primarily increases to earnings per share, and 50% on revenues, primarily increases to revenue, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than a specified minimum amount. Mr. Brandenburg did not receive a bonus for fiscal 2001 because the Company did not achieve the minimum revenues or earnings required for bonus payments under his employment agreement.

         The employment agreement with Mr. Brandenburg also permitted payment of an additional discretionary bonus if the Compensation Committee determined that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Brandenburg for fiscal 2001. Mr. Graham, the Company's Chief Financial Officer and Secretary, has an employment agreement similar to Mr. Brandenburg's agreement, with similar provisions governing his bonus.

         Long-Term Equity-Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 2001 consisted of nonqualified stock options granted under the Company's 1999 Stock Option Plan, and 1990 Incentive Stock Option Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company.

         The stock options are granted at the market price on the date of grant and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options.

         The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's employee stock option plans and restricted stock plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 2001, stock option awards were made in light of a compensation review and recommendations prepared by the compensation consultant comparing stock option awards to officers by the Company to awards made by 11 companies in the Telephone and Telegraph Apparatus industry whose description of business and revenues most closely approximated those of the Company. These companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph".

         Grants to individual executive officers during fiscal 2001 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity-based incentive opportunities was also considered by the Compensation Committee in determining stock option awards. Decisions regarding stock option grants during fiscal 2001 were also influenced by the Compensation Committee's concern that the Company was experiencing intense competition in its efforts to retain its most talented employees. Many companies were using generous compensation packages, including stock options, as an incentive to recruit the Company's employees. In response to this perceived threat, the Compensation Committee decided to grant stock options during fiscal 2001 that the Compensation Committee otherwise would have waited until fiscal 2002 to grant. Accordingly, the Company's employees received more shares under stock options than they received in previous years. As a result of the extra shares granted during fiscal 2001, however, the Compensation Committee has decided not to make its normal annual grant of stock options to key employees during fiscal 2002.

         The Compensation Committee granted stock options covering 455,000 shares of Common Stock to executive officers of the Company, other than the Chief Executive Officer, during fiscal 2001. Options covering 500,000 shares of Common Stock were granted to Mr. Brandenburg as Chief Executive Officer during fiscal 2001 under the terms of his employment agreement.

         The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2001 adequately reflect the Company's compensation goals and policies.

May 23, 2001

                                        COMPENSATION COMMITTEE OF
                                        THE BOARD OF DIRECTORS

                                        George C. Platt
                                        Joseph J. Pietropaolo
                                        Stanley G. Brannan
                                        Grant A. Dove

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 2001 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 2001, February 29, 2000, and February 28, 1999.

                                                                                  LONG TERM COMPENSATION
                                                                                                                   ALL OTHER
                                                   ANNUAL COMPENSATION          AWARDS (1)                         COMPENSATION
                                               -----------------------------    -----------------------------      ------------
                                                                                                                   ALL OTHER
                                                                                RESTRICTED         SECURITIES      CASH
                                     FISCAL                                     STOCK              UNDERLYING      COMPEN-
NAME AND PRINCIPAL POSITION          YEAR       SALARY (2)         BONUS        ISSUANCES (3)      OPTIONS         SATION (4)
---------------------------          ------    ------------     ------------    -------------     ------------     ------------

David W. Brandenburg                  2001     $    205,979     $         --     $         --          500,000     $      4,086
Chairman of the Board, President      2000               --               --               --               --               --
and Chief Executive Officer(5)        1999               --               --               --               --               --

Daniel D. Hammond                     2001     $    272,429     $         --     $         --           53,000     $      7,090
Former Chairman of the Board and      2000          342,081          597,870        1,263,220          300,000            6,823
Chief Executive Officer               1999          326,776          512,460          316,926          120,000            9,154

Rob-Roy J. Graham                     2001     $    215,926     $    100,000     $         --          100,000     $      5,867
Chief Financial Officer               2000          196,708          245,333          631,542           40,000            5,668
Secretary                             1999          193,576          196,267          158,463          100,000            6,534
Controller

Ray S. Naeini                         2001     $    225,504     $    154,955     $         --          100,000     $      6,337
President and General                 2000          147,949          180,000               --          100,000            2,956
Manager Network Solutions             1999               --               --               --               --               --
Division(6)

Dean C. Howell                        2001     $    173,837     $     67,400     $         --           50,000     $      5,012
Vice President and                    2000          160,441           48,000               --           15,000            4,981
General Counsel                       1999          137,287           40,601               --           30,000            1,494

H. Don Brown                          2001     $    170,509     $     65,753     $         --           50,000     $      5,119
Vice President Human                  2000          160,420           42,000               --           15,000            4,650
Resources                             1999          137,197           40,601               --           30,000            4,341

----------

(1) The stock option and restricted stock awards in this table for fiscal 1999 and 2000 have been adjusted to reflect a 100% stock dividend issued on shares of the Company's Common Stock in January 1999.

(2) Includes amounts deferred at the Named Officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(3) Two of the Named Officers were issued shares of restricted Common Stock under the Company's Restricted Stock Plan on January 11, 1999, and February 10 and 28, 2000. The following Named Officers were issued the following amounts of restricted shares on each of the three referenced dates: 18,458 to Daniel D. Hammond and 9,228 to Rob-Roy J. Graham. Any restricted shares awarded to a Named Officer will be forfeited if the Named Officer's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the restricted shares were issued to such Named Officer. The value of restricted shares is based on the closing price of the Company's Common Stock on the NASDAQ National Market on January 11, 1999, for those shares issued during fiscal 1999, and February 10 and 28 for those shares issued during fiscal 2000. At February 28, 2001, the aggregate restricted share holdings in shares (and dollars) were 55,379 ($470,696) for Daniel D. Hammond and 27,684 ($235,314) for
     Rob-Roy J. Graham, based on the closing price of the Company's Common Stock on that date. The restricted shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock.

(4) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(5)  Mr. Brandenburg became employed by the Company during June 2000.

(6)  Mr. Naeini became employed by the Company during June 1999.

OPTION GRANTS

      The following table sets forth certain information with respect to grants of stock options to the Named Officers during fiscal 2001 pursuant to the Company's 1999 Stock Option Plan and 1990 Incentive Stock Option Plan.

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                             APPRECIATION FOR OPTION TERM (2)
                             ------------------------------------------------     ----------------------------------------------
                                                % OF TOTAL
                               NUMBER OF          OPTIONS
                              SECURITIES        GRANTED TO
                              UNDERLYING        EMPLOYEES          EXERCISE
                               OPTIONS          IN FISCAL            PRICE         EXPIRATION
NAME                          GRANTED (1)          2001              (/SH)            DATE              5%              10%
--------------------         ------------      ------------      ------------     ------------     ------------     ------------
David W. Brandenburg              200,000                        $       6.06          6/26/10     $    762,220     $  1,931,616
                                  300,000              18.4%     $       6.13          6/26/10     $  1,155,594     $  2,928,502

Daniel D. Hammond                  53,000               1.9%     $      12.50          9/13/10     $    416,643     $  1,055,854

Rob-Roy J. Graham                  50,000                        $       6.81          6/13/10     $    214,139     $    542,669
                                   50,000               3.7%     $       9.69           8/8/10     $    304,699     $    772,168

Ray S. Naeini                      50,000                        $       6.81          6/13/10     $    214,139     $    542,669
                                   50,000               3.7%     $       9.69           8/8/10     $    304,699     $    772,168

Dean C. Howell                     25,000                        $       6.81          6/13/10     $    107,069     $    271,335
                                   25,000               1.8%     $       9.69           8/8/10     $    152,350     $    386,084

H. Don Brown                       25,000                        $       6.81          6/13/10     $    107,069     $    271,335
                                   25,000               1.8%     $       9.69           8/8/10     $    152,350     $    386,084

(1) All options were granted at fair market value (the closing price of the Common Stock on the NASDAQ National Market) on the date of grant and expire ten years from the date of grant. The options become exercisable in three equal amounts on the first three annual anniversaries of the date of grant, other than the stock options granted to Messrs. Brandenburg and Hammond. The stock options granted to Mr. Brandenburg become exercisable in four equal amounts on the dates six months, twelve months, eighteen months and twenty-four months after the date of grant. Mr. Hammond's stock option became fully exercisable on March 13, 2001.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning February 28, 2001, based on the closing price on the NASDAQ National Market of the Common Stock of $8.50 on such date, a share of the Common Stock would have a value on February 28, 2011 of approximately $13.85 at an assumed appreciation rate of 5% and approximately $22.05 at an assumed appreciation rate of 10%.

                          OPTION EXERCISES AND HOLDINGS

      The following table provides information concerning option exercises in fiscal 2001 and the value of unexercised options held by each of the Named Officers at the end of fiscal 2001.

                                                                         NUMBER OF
                                                                        SECURITIES                 VALUE OF
                                                                        UNDERLYING               UNEXERCISED
                                                                        UNEXERCISED              IN-THE-MONEY
                                                                        OPTIONS AT                OPTIONS AT
                                                                      FISCAL YEAR END         FISCAL YEAR END(1)
                                                                      ---------------         ------------------

                            SHARES ACQUIRED                            EXERCISABLE/              EXERCISABLE/
           NAME               ON EXERCISE        VALUE REALIZED        UNEXERCISABLE            UNEXERCISABLE
           ----             ---------------      --------------        -------------            -------------

David W. Brandenburg               0                   $0              131,000/375,000             $300,125/$900,375

Daniel D. Hammond                  0                   $0                    977,600/0                    $645,000/0

Rob-Roy J. Graham                  0                   $0              172,300/172,500             $329,168/$249,082

Ray S. Naeini                      0                   $0               33,333/166,667                    $0/$84,500

Dean C. Howell                     0                   $0                51,984/73,750             $185,069/$127,875

H. Don Brown                       0                   $0                29,550/73,750             $105,300/$127,875

(1) Values stated are based on the closing price ($8.50) of the Company's Common Stock as reported on the NASDAQ National Market on February 28, 2001 and the exercise price of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

         Employment Agreement with David W. Brandenburg, the Company's Chairman of the Board, President and Chief Executive Officer. On June 26, 2000 the Company entered into an employment agreement with David W. Brandenburg for the period from June 26, 2000 through February 28, 2003. Under the agreement, Mr. Brandenburg received an annual salary of $300,000 during fiscal 2001. His salary was increased to $350,000 for fiscal 2002. Mr. Brandenburg's annual bonus opportunity under his new employment agreement is based 50% on earnings per share, particularly increases to earnings per share, and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than certain specified minimum amounts, $305 million and $.31 per share, respectively, for fiscal 2001. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than the specified minimum amounts, then such change would be compared to the minimum amount. For fiscal 2001, Mr. Brandenburg's bonus opportunity for earnings per share ranged from 22.5% of his base salary if earnings per share were between $.21 to $.30, to 75% of his base salary if earnings per share were $.51 or more. The bonus opportunity for revenues for fiscal 2001 ranged from 22.5% of base salary if revenues were between $295 million and $305 million to 75% of his base salary if revenues were $384 million or more. With respect to earnings per share for fiscal year 2002, Mr. Brandenburg's bonus opportunity under his agreement ranges from 22.5% of his base salary if earnings per share are between $0.32 and $0.39, to 75% of his base salary if earnings per share are $.60 or more. With respect to revenues for fiscal 2002, Mr. Brandenburg's bonus opportunity ranges from 25% of his base salary if revenues are between $230 million and $257 million, to 125% of his base salary if revenues are greater than $316 million. The agreement provides that the Board will determine Mr. Brandenburg's bonus opportunities for fiscal 2003, based on the parameters used to establish his fiscal 2002 bonus opportunities.

         Based on the Company's earnings and revenue performance, Mr. Brandenburg did not earn a bonus for fiscal 2001. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Brandenburg for the three-year period ended February 28, 2001. In connection with the execution of Mr. Brandenburg's employment agreement, he was awarded stock options during fiscal 2001 covering 500,000 shares of Common Stock under the Company's 1999 Stock Option Plan and 1990 Incentive Stock Option Plan.

         Except as discussed below, Mr. Brandenburg's new agreement requires that he not compete with the Company while he renders services under the agreement and for a period of 18 months thereafter. The agreement further provides that the Company can only terminate Mr. Brandenburg for cause or because he becomes disabled (as such terms are defined in the agreement). If Mr. Brandenburg is terminated for cause, the Company will have no liability for further payments to him. If Mr. Brandenburg becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Brandenburg's employment is terminated without cause, if Mr. Brandenburg terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving 12 months' prior notice, the Company will have to pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Brandenburg will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Brandenburg can terminate his employment for any reason by giving 12 months' prior written notice. Mr. Brandenburg is released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Brandenburg's employment is terminated without cause, the Company is obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the options to purchase an aggregate of 500,000 shares of Common Stock that Mr. Brandenburg was granted in connection with his agreement will become completely exercisable, to the extent that the option was not already exercisable as of such date.

         Employment Agreement with Daniel D. Hammond, the Company's former Chairman of the Board and Chief Executive Officer. On August 17, 1999 the Company renewed and extended the employment agreement of its former Chairman of the Board and Chief Executive Officer, Daniel D. Hammond, for the four-year period from March 1, 1999 through February 29, 2003. Mr. Hammond's employment Agreement was amended as of June 26, 2000 and September 13, 2000 in connection with Mr. Hammond's decision to resign from his position as Chief Executive Officer and accept the position of Technical Advisor for the Company. The agreement was also extended through August 31, 2003. In recognition of his new responsibilities to the Company, Mr. Hammond agreed to reduce his annual base salary from $341,640 to $240,000. He also agreed to delete the provisions of his employment agreement that made him eligible to earn a bonus based on the Company's earnings per share and revenue. The agreement still provides that the Company may offer Mr. Hammond a discretionary bonus. No bonus was paid to Mr. Hammond for fiscal 2001. Finally, in connection with the amendments to Mr. Hammond's employment agreement, and the compensation reductions agreed to by Mr. Hammond, the Company agreed to accelerate the vesting of options to purchase 200,000 shares under a stock option previously granted to Mr. Hammond pursuant to the Company's 1999 Stock Option Plan. The Company also granted Mr. Hammond an option to purchase 53,000 shares under the Company's 1990 Incentive Stock Option Plan. Subject to the limitations set forth in the discussion of Mr. Brandenburg's employment agreement, Mr. Hammond's amended employment agreement requires that he not compete with the Company during the term of his agreement and, if the agreement is terminated early, through the first to occur of the twelve (12) month anniversary of his termination date or August 31, 2003. Other than the matters discussed in this paragraph, Mr. Hammond's amended employment agreement (including the terms governing any termination of his employment before or after a change of control of the Company) are substantially the same as Mr. Brandenburg's employment agreement, which is discussed above. Mr. Hammond resigned from his position as Chairman of the Board in December 2000, and resigned as a member of the Board of Directors in February 2001.

         Employment Agreement with Rob-Roy J. Graham. Rob-Roy J. Graham, the Company's Chief Financial Officer and Secretary, entered into an employment agreement with the Company for the two-and-one-half-year term commencing on September 1, 1998. The agreement has been extended through fiscal 2002. Under the agreement, Mr. Graham's salary is $225,000 per year. Under the agreement, Mr. Graham received an annual salary of $215,422 during fiscal 2001. His salary was increased to $255,375 for fiscal 2002. Mr. Graham's annual bonus opportunity under his new employment agreement is based 50% on earnings per share, particularly increases to earnings per share, and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than certain specified minimum amounts, $305 million and $.31 per share, respectively, for fiscal 2001. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than the specified minimum amounts, then such change would be compared to the minimum amount. For fiscal 2001, Mr. Graham's bonus opportunity for earnings per share ranged from 15% of his base salary if earnings per share were between $.21 and $.30, to 50% of his base salary if earnings per share were $.51 or more. The bonus opportunity for revenues for fiscal 2001 ranged from 15% of base salary if revenues were between $295 million and $305 million to 50% of his base salary if revenues were $384 million or more. With respect to earnings per share for fiscal year 2002, Mr. Graham's bonus opportunity under his agreement ranges from 15% of his base salary if earnings per share are between $0.32 and $0.39, to 50% of his base salary if earnings per share are $.60 or more. With respect to revenues for fiscal 2002, Mr. Graham's bonus opportunity ranges from 15% of his base salary if revenues are between $230 million and $257 million, to 50% of his base salary if revenues are greater than $316 million. Based on the Company's earnings and revenue performance, Mr. Graham did not earn a bonus for fiscal 2001 under the above referenced bonus provisions of his agreement. The employment agreement does also provide that the Company may award Mr. Graham a discretionary bonus. The Company did resolve to award Mr. Graham a discretionary bonus equal to $100,000 for fiscal 2001 for his extraordinary performance in managing the Company's non-operating investment portfolio. The Company's income from non-operating investments increased 1500% from $1.4 million to $22.4 million between fiscal 2000 and fiscal 2001. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Graham for the three-year period ended February 28, 2001. The agreement did not provide for Mr. Graham to receive any stock options or restricted stock in connection with the execution of his agreement. Other than the matters discussed in this paragraph, Mr. Graham's employment agreement (including the terms governing any termination of his employment with the Company before or after a change of control of the Company) are substantially the same as Mr. Brandenburg's employment agreement, which is discussed above.

                             STOCK PERFORMANCE GRAPH

         The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 28, 2001, as well as an overall broad stock market index, the NASDAQ Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1996 in the Company's Common Stock and each such index.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                    [GRAPH]


Company/Index/Market                   2/29/1996      2/28/1997      2/27/1998      2/26/1999      2/29/2000      2/28/2001
--------------------                  ----------     ----------     ----------     ----------     ----------     ----------
InterVoice-Brite, Inc.                $   100.00     $    46.07     $    37.70     $    91.10     $   302.62     $    71.20
Telephone, Telegraph Apparatus        $   100.00     $   123.88     $   162.04     $   172.98     $   483.09     $   178.81
NASDAQ Market Index                   $   100.00     $   120.03     $   163.24     $   210.94     $   409.77     $   191.78


                     ASSUMES $100 INVESTED ON MARCH 1, 1996
                          ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDED FEBRUARY 28, 2001

                              CERTAIN TRANSACTIONS

         For information concerning agreements between the Company and each of David W. Brandenburg, Daniel D. Hammond and Rob-Roy J. Graham, see "Agreements with Executive Officers".

                                    AUDITORS

         The Board of Directors appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 2001. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 2001 is not required.

         During the fiscal year ended February 28, 2001, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by Ernst & Young LLP and believes such are compatible with maintaining such firm's independence.

         Representatives of Ernst & Young LLP are expected to attend the 2001 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions. The Board of Directors has not yet appointed auditors for fiscal 2002, as it is still in the process of evaluating potential independent audit firms.

AUDIT FEES

         The aggregate fees billed by Ernst and Young LLP in connection with the audit of the Company's consolidated financial statements for the fiscal year ended February 28, 2001, and the review of quarterly financial statements included in the Company's Forms 10-Q, was $342,750.

ALL OTHER FEES

         The aggregate fees billed by Ernst and Young LLP for professional services, other than services related to the audit of annual financial statements or the review of quarterly financial statements, rendered during the year ended February 28, 2001 were $123,350. Services relating to statutory audits and accounting consultations accounted for $112,150 of the total fees for such other professional services.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

         If a shareholder intends to present a proposal for action at the Company's 2002 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by February 28, 2002. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

         In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2002 annual meeting, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.

         The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company may employ the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $15,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

                                        INTERVOICE-BRITE, INC.


                                        DAVID W. BRANDENBURG
                                        CHAIRMAN OF THE BOARD, PRESIDENT
                                        AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
May 29, 2001

                                                                     APPENDIX A

                             INTERVOICE-BRITE, INC.

                                 CHARTER OF THE
                                 AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS


I.       PURPOSE

This Charter (the "Charter") shall govern the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of InterVoice-Brite, Inc., a Texas corporation (the "Company"). The purpose of this Charter is to assist and direct the Committee in performing the following primary responsibilities:

         o Monitor the Company's financial reporting processes and systems of internal controls regarding finance and accounting.

         o Monitor the independence and performance of the Company's independent auditors.

         o Provide a forum for communication among the Board, the independent auditors, and financial and senior management of the Company.

         o Report the results of its oversight responsibilities to the Company's shareholders.

The Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and, for this purpose, to retain on behalf of the Committee outside counsel or other experts.

II.      COMPOSITION

The Committee shall be comprised of three or more directors, each of whom shall meet all requirements for independence promulgated by The Nasdaq Stock Market, Inc. ("NASDAQ"). Each member shall be able to read and understand fundamental financial statements, or will become able to do so within a reasonable period of time after being elected to the Committee, and at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Members of the Committee shall be elected by the Board at the annual meeting of the Board to serve until their successors are duly elected and qualified. If a member is unable to serve a full term, the Board shall elect a replacement. The Board shall appoint one of the members of the Committee to be Committee Chairperson.

III.     MEETINGS

The Committee shall meet at least four times annually, and more frequently as circumstances dictate. The Committee, or its Chairperson, shall communicate each quarter with management and the independent auditors to review the Company's interim financial statements in accordance with Section VI.1. The Committee shall meet at least annually with management and the independent auditors in accordance with Section VI.2. Such meetings and communications shall be either in person or by conference telephone call. Meetings with management and the independent auditors may be either separate or combined, at the discretion of the Committee. Minutes shall be prepared for each meeting of the Committee, which minutes shall be submitted to the Committee for approval at a later meeting and then submitted to the Board. The minutes of all meetings of the Committee shall be sent to the Secretary of the Company for filing.

IV.      ACCOUNTABILITY

The independent auditors shall be ultimately accountable to the Committee and the Board, as representatives of the Company's shareholders. The Committee and the Board shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

V.       RESPONSIBILITIES

The responsibilities of the Committee are set forth in Section I. The responsibility of management is to prepare the Company's financial statements. The responsibility of the independent auditors is to audit those financial statements.

VI.      SPECIFIC DUTIES

FINANCIAL REPORTING REVIEW

To fulfill its responsibilities, the Committee shall:

         1. In accordance with Statement on Auditing Standards No. 71, and considering Statement on Auditing Standards No. 61 ("SAS No. 61") as it relates to interim financial information, review and discuss the Company's quarterly operating results with management and the independent auditors. If practicable the review and discussion shall occur prior to release of the Company's operating results, but in any event it shall occur prior to filing of the Company's Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the "SEC"). The Chairperson of the Committee may represent the entire Committee for purposes of this review and discussion.

         2. Prior to distribution, review and discuss the annual audited financial statements of the Company with management and the independent auditors, with specific attention to those matters required to be discussed by SAS No. 61.

         3.       Based on the review and discussions described above and in
                  Section VI.7., determine whether to recommend to the Board that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K to be filed with the SEC.

         4. Review and discuss with the independent auditors their evaluation of the Company's financial reporting processes, both internal and external.

         5. Review and discuss with the independent auditors their judgment about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting. Management may be included in these discussions at the discretion of the Committee.

         6. Review and discuss with the independent auditors and management the extent to which changes in financial or accounting practices, as approved by the Committee, have been implemented, and plans for future implementation.

INDEPENDENT AUDITORS

         7. Receive the written disclosures and the letter required by Independence Standards Board Standard No. 1 from the independent auditors and discuss with them the disclosures, the letter and their independence. Discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. If appropriate, take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors.

         8. Prior to commencement of work on the annual audit by the independent auditors, discuss with them the overall scope and plan for the audit.

         9. Following completion of work on the annual audit, discuss with the independent auditors and management the adequacy and effectiveness of the Company's systems of internal controls regarding finance and accounting.

         10. Review the performance of the independent auditors and recommend annually to the Board the selection of the independent auditors.

CONFIRM INDEPENDENCE

         11. Confirm, at least annually, that the members of the Committee continue to meet all NASDAQ requirements for independence.

         12. Confirm that the Company has made to NASDAQ all required certifications regarding the annual review and reassessment of this Charter.

CHARTER REVIEW

         13. Review and assess the adequacy this Charter annually, recommending appropriate changes for Board approval.

LEGAL MATTERS

         14. Review with the Company's legal counsel (i) legal compliance matters and (ii) other legal matters that could have an impact on the Company's financial statements.

PROXY                                                                      PROXY

                             INTERVOICE-BRITE, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned hereby appoints David W. Brandenburg, and Rob-Roy J. Graham, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE-BRITE, INC., standing in the name of the undersigned at the close of business on May 11, 2001, at the annual meeting of shareholders to be held on June 27, 2001, at Plano, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated May 29, 2001, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

  This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN.

                  (Continued and to be signed on reverse side)

                             INTERVOICE-BRITE, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


1.  Election of Directors

                         WITHHOLD
                        AUTHORITY
    FOR all            to vote for          FOR all nominees, except
    nominees           all nominees         vote withheld for those named below:
      [ ]                  [ ]                         [ ]


                                                          ----------------------
                                                            Nominee Exceptions

    NOMINEES: 01 DAVID W. BRANDENBURG, 02 JOSEPH J. PIETROPAOLO,
              03 GEORGE C. PLATT,  04 GRANT A. DOVE, AND
              05 STANLEY G. BRANNAN

2. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

         FOR                    AGAINST                   ABSTAIN

         [ ]                      [ ]                       [ ]


         The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.


         -------------------------------------------------------
           Signature                               Date


         -------------------------------------------------------
           Signature                               Date


         NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.